Exhibit 99.1
FOR IMMEDIATE RELEASE

ADAMS RESOURCES & ENERGY, INC. ANNOUNCES RESULTS FOR
THIRD QUARTER 2020 AND DECLARES QUARTERLY DIVIDEND

Houston, Texas (Thursday, November 5, 2020) -- Adams Resources & Energy, Inc. (NYSE AMERICAN: AE) (“Adams” or the “Company”) today announced operational and financial results for the three months ended September 30, 2020 and declared a quarterly cash dividend of $0.24 per common share.

•Reported net earnings of $3.1 million, or $0.72 per diluted common share, on revenues of $266.9 million for the third quarter of 2020, compared to net earnings of $0.6 million, or $0.15 per diluted common share, on revenues of $450.3 million for the third quarter of 2019.

•Reported net cash used in operating activities of $19.6 million for the third quarter of 2020, compared to net cash provided by operating activities of $9.4 million for the third quarter of 2019. The decrease was primarily driven by changes in working capital due to a reduction in the market price of crude oil.

•Reported adjusted net earnings of $2.5 million, or $0.60 per diluted common share, for the third quarter of 2020, compared to adjusted net earnings of $1.6 million, or $0.38 per diluted common share, for the third quarter of 2019.

•Reported adjusted cash flow of $10.3 million for the third quarter of 2020, versus $6.5 million for the third quarter of 2019.

Adjusted net (losses) earnings, adjusted (losses) earnings per diluted common share and adjusted cash flow are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled in the financial tables below.

Additional Highlights for Q3 2020

•Maintained strong financial flexibility at September 30, 2020, including $53.1 million in cash and cash equivalents. Cash and cash equivalents were $70.2 million at June 30, 2020.

•Adam’s crude oil marketing subsidiary, GulfMark Energy, Inc. (“GulfMark”), marketed approximately 90,896 barrels per day (“bpd”) of crude oil during the third quarter of 2020, compared to 105,801 bpd during the third quarter of 2019 and 81,152 bpd during the second quarter of 2020. GulfMark held 411,380 barrels of crude oil inventory at September 30, 2020, compared to 519,927 barrels at June 30, 2020.

•The collective fleet of Service Transport Company (“Service Transport”) traveled approximately 7.625 million miles during the third quarter of 2020, compared to 5.152 million miles during the third quarter of 2019 and 3.890 million miles during the second quarter of 2020.

Kevin J. Roycraft, Adams’ Chief Executive Officer, commented, “Our third quarter benefited from a significant uptick in activity levels from this year’s second quarter in both of our businesses. The result was sequential quarterly revenue growth of 75% and, more importantly, a more than five-fold increase in adjusted cash flow. Our third quarter financial performance is a direct result of the efforts of our employees, and I want to thank them for their continued hard work and dedication as we focus on safely serving the needs of our customers during these challenging times.”

“At GulfMark, we saw improved topline driven by a 12% increase in marketed volumes along with strengthening crude pricing from the second quarter. GulfMark’s third quarter results also benefited from the cost and operational efficiency initiatives we put in place in the first half of the year to help offset the impact of reduced crude oil demand due to the COVID-19 pandemic.”

“Substantially contributing to Service Transport’s sequential quarterly revenue growth of almost 80% was the impact of our recent purchase of assets from CTL Transportation. With the closing of the transaction on June 26, we grew our collective fleet of tractors and trailers by more than 50%, as well as expanded our footprint of operations into important markets in Florida, Georgia, Illinois, Missouri and Ohio.”

Capital Investments and Dividends

During the third quarter of 2020, the Company spent capital of $0.7 million for leasehold improvements and other equipment. In addition, Adams paid dividends of $1.0 million ($0.24 per common share).

Adams’ Board of Directors has declared a quarterly cash dividend for the third quarter of 2020 in the amount of $0.24 per common share, payable on December 18, 2020 to shareholders of record as of December 4, 2020. Adams’ has consistently paid a dividend since 1994, or more than 25 years.

Outlook

Mr. Roycraft concluded, “As we look to the remainder of the year and into 2021, we believe both of our businesses are well positioned for success despite the continued market volatility as a result of the ongoing COVID-19 pandemic. Supporting our view are the two strategic M&A transactions we recently executed that significantly enhance and expand our service offerings and footprint of operations.”

“The integration of the assets of CTL Transportation into Service Transport’s business has gone very well, and we look forward to leveraging the opportunities provided by our entrance into five new strategic markets. We are also excited about GulfMark’s recently completed acquisition of the VEX Pipeline System, which includes a 90,000 barrel per day capacity crude oil and condensate pipeline that connects the heart of the Eagle Ford Basin to the Gulf Coast waterborne market through two terminals, along with 350,000 barrels of above ground storage and two eight bay truck offload stations. In addition, the acquisition significantly enhances our position at the Port of Victoria where we now control 450,000 barrels of storage with three docks. The VEX Pipeline System has been key to GulfMark's crude oil supply and marketing business, and we look forward to leveraging our expanded midstream offerings to better serve our end-user markets along the Gulf Coast.”

“While our recent expansion initiatives are key milestones, as important to our long-term success is our strong balance sheet. Having financial flexibility is critical, especially in today’s environment, and affords our first-class group of employees the ability to remain solely focused on providing our customers unparalleled service quality and reliability.”

Use of Non-GAAP Financial Measures

This press release and accompanying schedules includes the non-GAAP financial measures of adjusted cash flow, adjusted net (losses) earnings and adjusted (losses) earnings per common share. The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measures calculated and presented in accordance with GAAP. Company management believes these measures are useful indicators of the financial performance of our business and uses these measurements as aids in monitoring the Company’s ongoing financial performance from quarter to quarter and year to year on a regular basis and for benchmarking against peer companies. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flow provided by operating activities, earnings per share or any other measure of financial performance calculated and presented in accordance with GAAP. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as we do. The non-GAAP financial measures are defined and reconciled in the financial tables below.

About Adams Resources & Energy, Inc.

Adams Resources & Energy, Inc. is primarily engaged in the business of crude oil marketing, transportation and storage, tank truck transportation of liquid chemicals and dry bulk through its two subsidiaries, GulfMark Energy, Inc. and Service Transport Company, respectively. For more information, visit www.adamsresources.com.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains forward-looking statements. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as “anticipate,” “intend,” “plan,” “project,” “estimate,” “continue,” “potential,” “should,” “could,” “may,” “will,” “objective,” “guidance,” “outlook,” “effort,” “expect,” “believe,” “predict,” “budget,” “projection,” “goal,” “forecast,” “target” or similar words. Statements may be forward looking even in the absence of these particular words. Where, in any forward-looking statement, the Company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, and any other risk factors included in Adams’ reports filed with the Securities and Exchange Commission. However, there can be no assurance that such expectation or belief will result or be achieved. Unless legally required, Adams undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact

Tracy E. Ohmart
EVP, Chief Financial Officer
tohmart@adamsresources.com
(713) 881-3609

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenues:
Marketing	$245,184	$434,609	$722,546	$1,331,410
Transportation	21,720	15,698	50,121	48,498
Total revenues	266,904	450,307	772,667	1,379,908

Costs and expenses:
Marketing	237,479	429,507	721,798	1,313,822
Transportation	17,105	13,365	41,178	40,902
General and administrative	1,405	2,739	7,030	8,005
Depreciation and amortization	4,859	4,393	13,610	12,266
Total costs and expenses	260,848	450,004	783,616	1,374,995

Operating earnings (losses)	6,056	303	(10,949)	4,913

Other income (expense):
Gain on dissolution of investment	—	—	—	573
Interest income	105	758	614	2,145
Interest expense	(70)	(242)	(288)	(424)
Total other income (expense), net	35	516	326	2,294

Earnings (losses) before income taxes	6,091	819	(10,623)	7,207
Income tax (provision) benefit	(3,018)	(179)	5,772	(1,653)

Net (losses) earnings	$3,073	$640	$(4,851)	$5,554

Earnings (losses) per share:
Basic net earnings (losses) per common share	$0.72	$0.15	$(1.14)	$1.31
Diluted net earnings (losses) per common share	$0.72	$0.15	$(1.14)	$1.31

Dividends per common share	$0.24	$0.24	$0.72	$0.70

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$53,106	$112,994
Restricted cash	4,865	9,261
Accounts receivable, net of allowance for doubtful accounts	94,654	94,534
Inventory	15,942	26,407
Derivative assets	3	—
Income tax receivable	7,054	2,569
Prepayments and other current assets	1,417	1,559
Total current assets	177,041	247,324

Property and equipment, net	64,469	69,046
Operating lease right-of-use assets, net	8,453	9,576
Intangible assets, net	4,304	1,597
Cash deposits and other assets	2,193	3,299
Total assets	$256,460	$330,842

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$76,407	$147,851
Accounts payable – related party	158	5
Current portion of finance lease obligations	2,505	2,167
Current portion of operating lease liabilities	2,137	2,252
Other current liabilities	11,687	7,302
Total current liabilities	92,894	159,577
Other long-term liabilities:
Asset retirement obligations	1,610	1,573
Finance lease obligations	4,011	4,376
Operating lease liabilities	6,314	7,323
Deferred taxes and other liabilities	7,547	6,352
Total liabilities	112,376	179,201

Commitments and contingencies

Shareholders’ equity	144,084	151,641
Total liabilities and shareholders’ equity	$256,460	$330,842

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine Months Ended
	September 30,
	2020	2019
Operating activities:
Net (losses) earnings	$(4,851)	$5,554
Adjustments to reconcile net (losses) earnings to net cash
(used in) provided by operating activities:
Depreciation and amortization	13,610	12,266
Gains on sales of property	(985)	(1,386)
Provision for doubtful accounts	(27)	(36)
Stock-based compensation expense	453	352
Deferred income taxes	(1,503)	1,493
Net change in fair value contracts	(3)	20
Gain on dissolution of AREC	—	(573)
Changes in assets and liabilities:
Accounts receivable	(93)	8,520
Accounts receivable/payable, affiliates	153	(23)
Inventories	10,465	(2,121)
Income tax receivable	(1,782)	(135)
Prepayments and other current assets	142	166
Accounts payable	(70,082)	13,613
Accrued liabilities	4,396	4,561
Other	17	871
Net cash (used in) provided by operating activities	(50,090)	43,142

Investing activities:
Property and equipment additions	(3,589)	(25,425)
Asset acquisition	(9,163)	(5,624)
Proceeds from property sales	2,282	2,853
Proceeds from dissolution of AREC	—	998
Insurance and state collateral refunds	1,127	750
Net cash used in investing activities	(9,343)	(26,448)

Financing activities:
Principal repayments of finance lease obligations	(1,677)	(1,171)
Payment of contingent consideration liability	(111)	—
Dividends paid on common stock	(3,063)	(2,960)
Net cash used in financing activities	(4,851)	(4,131)

(Decrease) Increase in cash and cash equivalents, including restricted cash	(64,284)	12,563
Cash and cash equivalents, including restricted cash, at beginning of period	122,255	117,066
Cash and cash equivalents, including restricted cash, at end of period	$57,971	$129,629

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Reconciliation of Adjusted Cash Flow to Net Earnings (Losses):
Net earnings (losses)	$3,073	$640	$(4,851)	$5,554
Add (subtract):
Income tax provision (benefit)	3,018	179	(5,772)	1,653
Depreciation and amortization	4,859	4,393	13,610	12,266
Gains on sales of property	(845)	(952)	(985)	(1,386)
Gain on dissolution of AREC	—	—	—	(573)
Stock-based compensation expense	149	155	453	352
Early retirement and terminations costs	—	—	431	—
Inventory liquidation gains	—	—	—	(1,459)
Inventory valuation losses	12	2,051	18,196	—
Net change in fair value contracts	9	1	(3)	20
Adjusted cash flow	$10,275	$6,467	$21,079	$16,427

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Adjusted net earnings and earnings per common share (Non-GAAP):
Net earnings (losses)	$3,073	$640	$(4,851)	$5,554
Add (subtract):
Gain on dissolution of AREC	—	—	—	(573)
Gains on sales of property	(845)	(952)	(985)	(1,386)
Stock-based compensation expense	149	155	453	352
Early retirement and terminations costs	—	—	431	—
Net change in fair value contracts	9	1	(3)	20
Inventory liquidation gains	—	—	—	(1,459)
Inventory valuation losses	12	2,051	18,196	—
Tax effect of adjustments to earnings (losses)	142	(264)	(3,799)	639
Adjusted net earnings	$2,540	$1,631	$9,442	$3,147

Adjusted earnings per common share	$0.60	$0.38	$2.23	$0.74

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Reconciliation of Adjusted Cash Flow to Net Cash (Used in) Provided by Operating Activities:
Net cash (used in) provided by operating activities	$(19,631)	$9,394	$(50,090)	$43,142
Add (subtract):
Income tax provision (benefit)	3,018	179	(5,772)	1,653
Deferred income taxes	(31)	(481)	1,503	(1,493)
Provision for doubtful accounts	3	—	27	36
Early retirement and terminations costs	—	—	431	—
Inventory liquidation gains	—	—	—	(1,459)
Inventory valuation losses	12	2,051	18,196	—
Changes in assets and liabilities	26,904	(4,676)	56,784	(25,452)
Adjusted cash flow	$10,275	$6,467	$21,079	$16,427

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